Exhibit 10.1

SEVERANCE AND CHANGE IN CONTROL PROGRAM

I.	Purpose and Scope

The purposes of the Rocket Pharmaceuticals, Inc. (“Rocket” or the “Company”) Severance and Change in Control Program (the “Program”) are to provide management guidance for:

•
Making severance benefits available to certain eligible employees to financially assist with their transition following certain qualifying terminations of employment, including those following a Change in Control while the Program is in effect;

•	Mitigating retention risk by reducing uncertainty during corporate transaction activity; and

•	Resolving any possible claims arising out of employment, including its termination, by providing employees with severance benefits in return for a waiver and release from liability.

If an employee qualifies for a benefit under this Program, payments under this Program are voluntary on the part of Rocket and are not required by any legal obligation other than the Program itself. Rocket maintains the right to amend or terminate the Program at any time.

Treatment of equity is governed by the applicable equity plan and equity award agreement.

II.	Definitions

For Cause:  Dismissal as a result of:  (i) any material breach by the employee of any agreement between the employee and the Company; (ii) the conviction of or plea of nolo contendere by the employee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of the employee’s Disability) by the employee of the employee’s duties to the Company.

Change in Control:  (i) The sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Disability:  As determined by management or the Board, in their discretion exercised in good faith, the employee’s inability to engage in the activities required by the employee’s position at the Company by reason of any medically determinable and documented physical or mental impairment which can reasonably be expected to result in death or to last for a continuous period of not less than 24 months.

Good Reason: the occurrence, without the employee’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the employee describing the applicable circumstances (which notice must be provided by the employee within ninety (90) days of the employee’s knowledge of the applicable circumstances), of one or more of the following:  (a) any material, adverse change in the employee’s duties, responsibilities, authority, title or reporting structure; (b) a material reduction in the employee’s base salary or bonus opportunity; or (c) a geographical relocation of the employee’s principal office location by more than fifty (50) miles.1

1 It is the intention of management that initial relocations of employees to the Cranbury facility are outside the scope of this Program.

III.	Eligibility

All Rocket employees who are not covered by another agreement or arrangement with the Company that provides for severance benefits are eligible for severance under this Program, provided that to be eligible for severance benefits not associated with a Change in Control, employees must have been employed at Rocket for at least one year.  Part-time employees will receive severance pro rata based on their percentage of full time employment.

IV.	Level of Severance Benefits[2]

Termination without Cause or Resign for Good Reason (non-CIC)

Level	Termination without Cause	Resign for Good Reason
CEO	12 Months Base Salary & Benefits Continuation	12 Months Base Salary & Benefits Continuation
President	10 Months Base Salary & Benefits Continuation	10 Months Base Salary & Benefits Continuation
ELT & SVPs	Nine Months Base Salary & Benefits Continuation	Nine Months Base Salary & Benefits Continuation
VP	Six Months Base Salary & Benefits Continuation	Six Months Base Salary & Benefits Continuation
Director (AD, Director, Senior Director, Assoc. VP)	Three Months Base Salary & Benefits Continuation	None
Manager & Below	Two Months Base Salary & Benefits Continuation	None

Termination within Twelve Months following a Change in Control

Level	Termination without Cause	Resign for Good Reason
CEO	Eighteen Months Base Salary, Eighteen Months Benefits Continuation, and Target Bonus at 100%	Eighteen Months Base Salary, Eighteen Months Benefits Continuation, and Target Bonus at 100%
President	Fifteen Months Base Salary, Fifteen Months Benefits Continuation, and Target Bonus at 100%	Fifteen Months Base Salary, Fifteen Months Benefits Continuation, and Target Bonus at 100%
ELT & SVPs	Twelve Months Base Salary, Twelve Months Benefits Continuation, and Target Bonus at 100%	Twelve Months Base Salary, Twelve Months Benefits Continuation, and Target Bonus at 100%
VP3	Nine Months Base Salary, Nine Months Benefits Continuation, and Target Bonus at 100%	Nine Months Base Salary, Nine Months Benefits Continuation, and Target Bonus at 100%
Director (AD, Director, Senior Director, Assoc. VP)	Six Months Base Salary, Six Months Benefits Continuation	Six Months Base Salary, Six Months Benefits Continuation
Manager & Below	Three Months Base Salary, Three Months Benefits Continuation	Three Months Base Salary, Three Months Benefits Continuation

2 At the discretion of the Board and senior management, individual agreements may be put in place for specific individuals that provide for different levels of severance benefits, any such agreements supersede this policy.
3 Vice Presidents hired on or before February 14, 2023, shall receive Twelve Months Base Salary, Twelve Months Benefits Continuation, and Target Bonus at 100% for either Termination without Cause or Resignation for Good Reason following a Change in Control.

V.	Payment of Severance Benefits

The cash portion of the severance benefits will be payable in a lump sum within 14 days of the effective date of the Release and Waiver executed by the departing employee provided that if such effective date could span two calendar years depending on the date on which the employee signs the release, the benefits will not commence until the later calendar year.

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ADOPTED: February 14, 2023
EFFECTIVE: February 14, 2023